EXHIBIT 99.1

Company Contact:
Matt Smith
Director - Investor Relations
217-258-2959
matthew.smith@consolidated.com

Consolidated Communications Holdings Reports First Quarter 2009 Results

•	DSL subscribers grew by 2,700 to a total base of 94,600.
•	IPTV additions were over 1,500 for the quarter with 40% growth year-over-year.
•	Strong quarter of cash available for dividends.
•	North Pittsburgh integration on track for second quarter completion.

Mattoon, IL – May 7, 2009 – Consolidated Communications Holdings, Inc. (Nasdaq: CNSL) reported results for the first quarter ended March 31, 2009.

First quarter summary:
•	Revenue was $101.7 million.
•	Net cash provided by operations was $19.4 million.
•	Adjusted EBITDA was $45.3 million.
•	Dividend payout ratio was 64.3%.

“By continuing to execute on our plan, we kicked off 2009 with a solid quarter both operationally and financially,” said Bob Currey, president and CEO.   “Our broadband products continued to do very well as we grew DSL subscribers by 3% in the quarter and over 12% in the trailing twelve months.  With respect to IPTV, we passed another 4,500 homes and increased our subscribers by more than 9% in the quarter and almost 40% since the same quarter of last year.”

”Despite the competitive and economic headwinds, we are pleased to have access line losses moderately improving across all of our markets.  It is too soon to say we have turned the corner from the cable voice launches last year, but we are encouraged by the results.  As we have said before, we expect the cycle to mirror previous cable voice launches where the spike in line losses begins to decelerate in three to five quarters.”

“I am also pleased to report we are in the final stages of the North Pittsburgh integration and it has been very successful.  The progress we have made in consolidating  our systems, processes and work groups across our three state operation allowed us to reduce additional headcount in the quarter.  Through various efforts, 34 employees left the business for which we will see an estimated operating expense savings of $2.8 million over the remainder of 2009 and $3.8 million on a full year basis for 2010 and beyond.” Currey concluded.

Operating Statistics at March 31, 2009, Compared to March 31, 2008.
•	Total connections were 453,426, a decrease of 2,319, or 0.5%.
•	Total local access lines were 259,787, a decrease of 22,854, or 8.1%.
•	ILEC Broadband connections were 112,761, an increase of 15,422, or 15.8%.
o	DSL subscribers were 94,554, an increase of 10,241, or 12.1%.
o	IPTV subscribers were 18,207, an increase of 5,181, or 39.8%.

•	ILEC VOIP lines were 7,141, an increase of 4,203, or 143.1%.
•	CLEC access line equivalents were 73,737, an increase of 910, or 1.2%.

Steve Childers, Consolidated’s Chief Financial Officer, stated, “Despite incurring $1.6 million in incremental pension and OPEB expense, $0.3 million in one time costs to ratify the Illinois labor agreement and recognizing approximately $0.6 million in severance charges that did not qualify as an add-back to adjusted EBITDA, we generated a very strong dividend payout ratio of 64.3%.   Additionally, in the quarter, we funded cash pension contributions of $8.4 million compared to our full year guidance of $9 million to $11 million in pension funding.  Finally, in addition to our current cash on hand, our $50 million revolver remains undrawn and we have no debt maturities until December 31, 2014.”

Cash Available to Pay Dividends
For the quarter, cash available to pay dividends, or CAPD, was $17.7 million.  The dividend payout ratio was 64.3%.  At March 31, 2009, cash and cash equivalents were $13.3 million. The Company made capital expenditures of $10.2 million during the quarter.

Financial Highlights for the First Quarter Ended March 31, 2009
•
Revenues were $101.7 million, compared to $105.4 million in the first quarter of 2008.  Declines in Local Calling Services, Long Distance, and Network Access were partially offset by increases in Data and Internet Services and Subsidies.  Local Calling Services declined $2.3 million due to the loss of access lines.  Network Access revenues were down $2.5 million due to the loss of access lines, lower minutes of use and some rate reduction associated with our July 1, 2007 Price Caps election for Illinois and Texas.   Data and Internet revenues were up $2 million due to the continued growth in DSL and IPTV.

•
Depreciation and amortization was $21.7 million, compared to $22.9 million in the same period last year.  The $1.2 million decrease was primarily attributable to our election to discontinue FAS 71 accounting for our regulated fixed assets at year end 2008.

•
Income from operations was $16.1 million, compared to $20.5 million in the first quarter of 2008.  The decrease is mainly due to the decline in revenues, $1.6 million in incremental pension and OPEB expense, $2.2 million in severance associated with our headcount reductions, and $0.3 million in costs associated with the ratification of the Illinois labor agreement, net of the $1.2 million decrease in depreciation and amortization.

•
Interest expense, net was $14.5 million, compared to $18.1 million in the same quarter last year.  The $3.6 million decrease is driven by $1.0 million in quarterly savings from the April 2008 redemption of our Senior Notes as well as having an overall lower weighted average cost of debt.

•
Other income, net was $4.5 million, compared to $4.4 million for same period in 2008.  The company has five wireless partnerships with Verizon Wireless and our pro rata share of the partnership earnings are reflected in other income.  In the first quarter of 2009, we recognized $5.1 million in income from wireless partnerships.

•
Net income attributable to common stockholders was $3.3 million versus net income of $3.7 million in the first quarter of 2008.  “Adjusted net income” excludes certain items in the manner described in the table provided in this release.  On that basis, “adjusted net income” was $5.5 million for the first quarter of 2009, compared to $4.7 million in the same quarter of 2008.

•
Diluted net income per common share was $0.11, compared to a diluted net income per common share of $0.13 in the same quarter of 2008.  “Adjusted diluted net income per share” excludes certain items in the manner described in the table provided in this release.  On that basis, “adjusted diluted net income per share” for the first quarter ended March 31, 2009 was $0.19 versus $0.16 in the first quarter of 2008.

•
Adjusted EBITDA was $45.3 million, compared to $49.2 million for the same period in 2008.  The decrease was primarily driven by lower revenue, $1.6 million in incremental pension and OPEB expense, $0.6 million in severance that does not qualify as an add-back, and the $0.3 million labor agreement ratification expense.  Net cash provided from operating activities was $19.4 million, compared to $25.0 million for the first quarter in 2008.

•	The total net debt to last twelve month Adjusted EBITDA coverage ratio is 4.7 times to 1.0.

Financial Guidance
For 2009, the Company is reaffirming its full year guidance with respect to capital expenditures, cash interest, and cash taxes.  Capital expenditures are expected to be in the range of $42.0 million to $43.0 million, cash interest expense is expected to be in the range of $58.0 million to $61.0 million, and when including the expected bonus depreciation from the stimulus plan, cash income taxes are expected to be in the range of $11.0 million to $13.0 million.

The Company is providing the following update to 2009 estimates for pension expense and pension funding.  Based on recent updates to our valuations, we continue to expect to make cash contributions for 2009 in the range of $9.0 million to $11.0 million in our pension plans.  As previously discussed, we made $8.4 million in cash contributions in the first quarter.  Also, based on revised estimates, we now expect to recognize additional non-cash pension expense of between $5.5 million to $6.5 million in 2009 compared to $0.7 million recognized in 2008.  Our previous estimate for 2009 incremental pension expense was $4.0 million to $5.0 million.

Dividend Payments
On May 5, 2009, the Company's board of directors declared its next quarterly dividend of $0.38738 per common share, which is payable on August 1, 2009 to stockholders of record at the close of business on July 15, 2009.

Conference Call Information
The Company will host a conference call today at 11:00 a.m. Eastern Time / 10:00 a.m. Central Time to discuss first quarter earnings and developments in the business.  The call is being webcast and can be accessed from the “Investor Relations” section of the Company’s website at http://www.consolidated.com.  The webcast will also be archived on the Company’s website.  If you do not have internet access, the conference call dial-in number is 1-866-395-2185 with pass code 94643407.  International parties can access the call by dialing 1-706-758-1344.  A telephonic replay of the conference call will also be available starting two hours after completion of the call until May 21, 2009 at midnight Eastern Time.  To hear the replay, parties in the United States and Canada should call 1-800-642-1687 and international parties should call 1-706-645-9291.

Use of Non-GAAP Financial Measures
This press release, as well as the conference call, includes disclosures regarding “EBITDA”, “Adjusted EBITDA”,  “cash available to pay dividends”, “total net debt to last twelve month Adjusted EBITDA coverage ratio”, “adjusted diluted net income,” and “adjusted net income per share”, all of which are non-GAAP financial measures.  Accordingly, they should not be construed as alternatives to net cash from operating or investing activities, cash and cash equivalents, cash flows from operations, net income (loss) or net income (loss) per share as defined by GAAP and are not, on their own, necessarily indicative of cash available to fund cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and the non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.  A reconciliation of the differences between these non-GAAP financial measures and the most directly comparable financial measures presented in accordance with GAAP is included in the tables that follow.

Adjusted EBITDA is comprised of EBITDA, adjusted for certain items as permitted or required by the lenders under the credit facility in place at the end of each quarter in the periods presented.  The tables that follow include an explanation of how Adjusted EBITDA is calculated for each of the periods presented.

EBITDA is defined as net earnings (loss) before interest expense, income taxes, depreciation and amortization on an historical basis.  We believe net cash provided by operating activities is the most directly comparable financial measure to EBITDA under GAAP.  EBITDA is a non-GAAP financial measure.

Cash available to pay dividends represents Adjusted EBITDA plus cash interest income less (1) cash interest expense, (2) capital expenditures, and (3) cash taxes.

We present Adjusted EBITDA and cash available to pay dividends for several reasons.  Management believes Adjusted EBITDA and cash available to pay dividends are useful as a means to evaluate our ability to fund our estimated uses of cash (including interest on our debt) and pay dividends. In addition, we have presented Adjusted EBITDA and cash available to pay dividends to investors in the past because they are frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting them here provides a measure of consistency in our financial reporting. Adjusted EBITDA and cash available to pay dividends, referred to as Available Cash in our credit agreement, are also components of the restrictive covenants and financial ratios contained in the agreements governing our debt that require us to maintain compliance with these covenants and limit certain activities, such as our ability to incur debt and to pay dividends. The definitions in these covenants and ratios are based on Adjusted EBITDA and cash available to pay dividends after giving effect to specified charges. We present other information related to the non-GAAP financial measures, specifically “total net debt to last twelve month Adjusted EBITDA coverage ratio,” principally to put these other measures in context and facilitate comparisons by investors, security analysts and others; this ratio differs in certain respects from the similar ratio used in our credit agreement.  As a result, management believes the presentation of Adjusted EBITDA and cash available to pay dividends, as supplemented by “total net debt to last twelve months Adjusted EBITDA coverage ratio,” provides important additional information to investors. In addition, Adjusted EBITDA and cash available to pay dividends provide our board of directors with meaningful information to determine, with other data, assumptions and considerations, our dividend policy and our ability to pay dividends under the restrictive covenants in the agreements governing our debt and to measure our ability to service and repay debt.

These non-GAAP financial measures have certain shortcomings.  In particular, Adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure.  Similarly, while we may generate cash available to pay dividends, we are not required to use any such cash to pay dividends, and the payment of any dividends is subject to declaration by our board of directors, compliance with applicable law and the terms of our credit agreement.

Because Adjusted EBITDA is a component of the Dividend Payout Ratio and the ratio of total net debt to last twelve month Adjusted EBITDA, these measures are also subject to the material limitations discussed above.  In addition, the ratio of total net debt to last twelve month Adjusted EBITDA is subject to the risk that we may not be able to use the cash on the balance sheet to reduce our debt on a dollar-for-dollar basis. Management believes these ratios are useful as a means to evaluate our ability to incur additional indebtedness in the future and, together with adjusted net income and adjusted diluted net income per share, assist investors, securities analysts and other interested parties in evaluating both our company over time and the relative performance of the companies in our industry.

About Consolidated
Consolidated Communications Holdings, Inc. is an established rural local exchange company providing voice, data and video services to residential and business customers in Illinois, Texas and Pennsylvania.  Each of the operating companies has been operating in its local market for over 100 years. With approximately 259,787 ILEC access lines, 73,737 Competitive Local Exchange Carrier (CLEC) access line equivalents, 94,554 DSL subscribers, and 18,207 IPTV subscribers, Consolidated Communications offers a wide range of telecommunications services, including local and long distance service, custom calling features, private line services, high-speed Internet access, digital TV, carrier access services, and directory publishing.  Consolidated Communications is the 12th largest local telephone company in the United States.

Safe Harbor
 Any statements contained in this press release other than statements of historical fact, including statements about management’s beliefs and expectations, are forward-looking statements and should be evaluated as such. These statements are made on the basis of management's views and assumptions regarding future events and business performance. Words such as “estimate,” "believe," "anticipate," "expect," “intend,” “plan,” “target,” “project,” “should,” “may,” “will” and similar expressions are intended to identify forward-looking statements. Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. These risks and uncertainties include economic and financial market conditions generally and economic conditions in Consolidated’s service areas; changes in the valuation of pension plan assets; our ability to successfully integrate North Pittsburgh’s operations and realize the synergies from the acquisition, as well as a number of other factors related to our business, including various risks to shareholders of not receiving dividends and risks to Consolidated’s ability to pursue growth opportunities if Consolidated continues to pay dividends according to the current dividend policy; various risks to the price and volatility of Consolidated’s common stock; the substantial amount of debt and Consolidated’s ability to incur additional debt in the future; Consolidated’s need for a significant amount of cash to service and repay the debt and to pay dividends on the common stock; restrictions contained in the debt agreements that limit the discretion of management in operating the business; the ability to refinance the existing debt as necessary; regulatory changes, including changes to subsidies, rapid development and introduction of new technologies and intense competition in the telecommunications industry; risks associated with Consolidated’s possible pursuit of acquisitions; economic conditions in the Consolidated service areas in Illinois, Texas and Pennsylvania; system failures; losses of large customers or government contracts; risks associated with the rights-of-way for the network; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of Consolidated’s network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes in the telecommunications industry; and liability and compliance costs regarding environmental regulations. These and other risks and uncertainties are discussed in more detail in Consolidated’s filings with the Securities and Exchange Commission, including our reports on Form 10-K and Form 10-Q.  Many of these risks are beyond management’s ability to control or predict. All forward-looking statements attributable to Consolidated or persons acting on behalf of us are expressly qualified in their entirety by the cautionary statements and risk factors contained in this press release and Consolidated’s filings with the Securities and Exchange Commission. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the Securities and Exchange Commission, Consolidated does not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

- Tables Follow -

Consolidated Communications
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	March 31,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$13,347	$15,471
Accounts receivable, net	45,589	45,092
Prepaid expenses and other current assets	17,899	18,013
Total current assets	76,835	78,576
Property, plant and equipment, net	393,377	400,286
Intangibles, net and other assets	756,586	762,764
Total assets	$1,226,798	$1,241,626

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of capital lease obligation	$939	$922
Accounts payable	10,153	12,336
Accrued expenses and other current liabilities	62,532	58,034
Total current liabilities	73,624	71,292
Capital lease obligation less current portion	103	344
Long-term debt	880,000	880,000
Other long-term liabilities	203,655	214,705
Total liabilities	1,157,382	1,166,341

Stockholders' equity:
Common stock, $0.01 par value	295	295
Paid in capital	121,507	129,284
Retained Earnings	-	-
Accumulated other comprehensive loss	(57,978)	(59,479)
Total Consolidated Communications Holdings stockholders' equity:	63,824	70,100
Noncontrolling interest	5,592	5,185
Total stockholders' equity	69,416	75,285
Total liabilities and stockholder's equity	$1,226,798	$1,241,626

Consolidated Communications
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2009	2008
Revenues	$101,710	$105,414
Operating expenses:
Cost of services and products	36,100	33,863
Selling, general and administrative expenses	27,877	28,144
Depreciation and amortization	21,677	22,871
Income from operations	16,056	20,536
Other income (expense):
Interest expense, net	(14,470)	(18,054)
Other income, net	4,497	4,377
Income before income taxes	6,083	6,859
Income tax expense	2,386	2,878
Net income	3,697	3,981
Less: Net income attributable to noncontrolling interest	407	272

Net income attributable to common stockholders	$3,290	$3,709

Diluted net income per common share	$0.11	$0.13

Consolidated Communications
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2009	2008
OPERATING ACTIVITIES
Net income	$3,697	$3,981
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	21,677	22,871
Non-cash stock compensation	433	384
Other adjustments, net	(1,443)	(2,092)
Changes in operating assets and liabilities, net	(5,010)	(111)
Net cash provided by operating activities	19,354	25,033
INVESTING ACTIVITIES
Proceeds from sale of assets	300	-
Capital expenditures	(10,157)	(13,285)
Net cash used for investing activities	(9,857)	(13,285)
FINANCING ACTIVITIES
Payments made on long-term obligations	(224)	(246)
Payment of deferred financing costs	-	(181)
Purchase and retirement of common stock	(9)	(8)
Dividends on common stock	(11,388)	(11,359)
Net cash used in financing activities	(11,621)	(11,794)
Net decrease in cash and cash equivalents	(2,124)	(46)
Cash and cash equivalents at beginning of period	15,471	34,341
Cash and cash equivalents at end of period	$13,347	$34,295

Consolidated Communications
Consolidated Revenue by Category
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2009	2008
Telephone Operations
Local calling services	$24,727	$26,950
Network access services	21,981	24,631
Subsidies	14,118	13,799
Long distance services	5,488	6,299
Data and Internet services	16,401	14,401
Other services	8,980	9,190
Total Telephone Operations	91,695	95,270
Other Operations	10,015	10,144
Total operating revenues	$101,710	$105,414

Consolidated Communications
Schedule of Adjusted EBITDA Calculation
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2009	2008
EBITDA:
Net cash provided by operating activities	$19,354	$25,033
Adjustments:
Compensation from restricted share plan	(433)	(384)
Other adjustments, net	1,443	2,092
Changes in operating assets and liabilities	5,010	111
Interest expense, net	14,470	18,054
Income taxes	2,386	2,878
EBITDA (1)	42,230	47,784

Adjustments to EBITDA (2):
Integration and restructuring (3)	2,380	1,082
Other, net (4)	(4,904)	(4,649)
Investment distributions (5)	5,159	4,590
Non-cash compensation (6)	433	384

Adjusted EBITDA	$45,298	$49,191

Footnotes for Adjusted EBITDA:
(1)  EBITDA is defined as net earnings before interest expense, income taxes, depreciation, amortization and extraordinary items on a historical basis.
(2)  These adjustments reflect those required or permitted by the lenders under the credit facility in place at the end of each of the quarters included in the periods presented.
(3)  Represents certain expenses associated with integrating and restructuring the Texas, Illinois and Pennsylvania businesses. For the first quarter of 2009, this is comprised of $0.8 million of integration costs and $1.6 million of severance costs.  For the first quarter of 2008, this is comprised of $0.9 million of integration costs and $0.2 million of severance costs.
(4)  Other, net includes the equity earnings from our investments, dividend income, income attributable to noncontrolling interests in subsidiaries and certain miscellaneous non-operating items.
(5)  For purposes of calculating Adjusted EBITDA, we include all cash dividends and other cash distributions received from our investments.
(6)  Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are being excluded from Adjusted EBITDA.

Consolidated Communications
Cash Available to Pay Dividends
(Dollars in thousands)
(Unaudited)

Three Months Ended March 31, 2009
Adjusted EBITDA	$45,298

- Cash interest expense	(14,085)
- Capital Expenditures	(10,157)
- Cash income taxes	(3,153)
- Principal payments on debt	(224)
+ Cash interest income	21

Cash available to pay dividends	$17,700

Quarterly Dividend	$11,388
Payout Ratio	64.3%

Consolidated Communications
Total Net Debt to LTM Adjusted EBITDA Ratio
(Dollars in thousands)
(Unaudited)

Summary of Outstanding Debt
Term loan	$880,000
Capital leases	1,042
Total debt as of March 31, 2009	$881,042
Less cash on hand	(13,347)
Total net debt as of March 31, 2009	$867,695

Adjusted EBITDA for the last twelve months ended March 31, 2009	$185,862

Total Net Debt to last twelve months Adjusted EBITDA	4.7	x

Consolidated Communications
Adjusted Net Income and Diluted Net Income Per Share
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2009	2008
Reported net income attributable to common stockholders	$3,290	$3,709
Deferred tax adjustment		-
Bond Redemption charge, net of tax		-
Non-cash interest on interest rate hedges, net of tax	-	-
Severance, net of tax	1,330	130
Integration and restructuring charges, net of tax	482	479
Non-cash compensation	433	384
Adjusted income attributable to common stockholders	$5,535	$4,702

Weighted average number of shares outstanding	29,565,311	29,449,849
Adjusted diluted net income per share	$0.19	$0.16

Calculations above assume a 39.2  and 43.7 percent effective tax rate for the three months ended March 31, 2009 and 2008, respectively.

Consolidated Communications
Key Operating Statistics

	March 31,	December 31,	March 31,
	2009	2008	2008
Local access lines in service
Residential	156,935	162,067	179,864
Business (1)	102,852	102,256	102,777
Total local access lines	259,787	264,323	282,641
Total IPTV subscribers	18,207	16,666	13,026
ILEC DSL subscribers (2)	94,554	91,817	84,313
ILEC Broadband Connections	112,761	108,483	97,339
ILEC VOIP subscribers	7,141	6,510	2,938
CLEC Access Line Equivalents (3)	73,737	74,687	72,827

Total connections	453,426	454,003	455,745

Long distance lines (4)	165,892	165,953	167,360
Dial-up subscribers	3,612	3,957	6,042

IPTV Homes passed	147,338	142,809	107,631

(1) We had an increase of approximately 1,000 business lines due to a one-time billing true-up of access lines installed in 2008 that were not properly reflected in our line counts until the first quarter of 2009.

(2) Includes only ILEC DSL.  CLEC DSL is included in CLEC access line equivalents.

(3) CLEC access line equivalents represent a combination of voice services and data circuits.  The calculations represent a conversion of data circuits to an access line basis.  Equivalents are calculated by converting data circuits (basic rate interface (BRI), primary rate interface (PRI), DSL, DS-1, DS-3, and Ethernet) and SONET-based (optical) services (OC-3 and OC-48) to the equivalent of an access line.

(4) Excludes CLEC LD subscribers.